Exhibit No. 10.1

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

TEXAS GENCO II, LP

September 21, 2005

Texas Westmoreland Coal Co.
P.O. Box 915
Jewett, Texas 75846
Attn: Mr. Mark Seglem, Vice President and General Manager

Re:      Letter Agreement Regarding Lignite Supply Agreement

Dear Mr. Seglem:

Reference is made to that certain Lignite Supply Agreement, dated as of August 29, 1979 (the “Original LSA”), between Texas Westmoreland Coal Co. (f/k/a Northwestern Resources Co.) (“TWCC”) and Texas Genco II, LP (party to the agreement as a result of its merger with Texas Genco, LP (successor to Utility Fuels, Inc.)) (“Texas Genco”), as modified by: (i) that certain Construction and Operation Agreement, dated December 17, 1985 (the “C&O Agreement”); (ii) that certain Settlement Agreement and Amendment of Existing Contracts, dated August 2, 1999 (the “1999 Settlement Agreement”); (iii) that certain Letter Agreement, dated June 18, 2002 (the “2002 Supplemental Agreement”); (iv) that certain Supplemental Settlement Agreement, dated January 30, 2004 (the “2004 Supplemental Agreement”); (v) that certain Letter Agreement dated March 11, 2005 (the “Surcharge Agreement”); and (vi) that certain Letter Agreement dated July 26, 2005 (the “Interim Agreement” and collectively with the Original LSA, C&O Agreement, the 1999 Settlement Agreement, the 2002 Supplemental Agreement, the 2004 Supplemental Agreement, and the Surcharge Agreement, the “LSA”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the LSA.

Whereas, the Parties are in discussions about restructuring the LSA, and

Whereas, TWCC has informed Texas Genco that certain capital expenditures must be funded immediately to assure necessary production levels of lignite at the Jewett Mine pursuant to the current agreed production schedule, and

Whereas, Texas Genco desires to ensure continuous delivery of lignite to the Limestone Electric Generating Station (“LEGS”), and

Whereas, the Parties entered into the Interim Agreement to memorialize certain agreements regarding such capital expenditures and other matters through September 10, 2005, and

Whereas, this letter agreement (this “Letter Agreement”) is intended to memorialize certain agreements regarding such capital expenditures and other matters,

               Now, therefore, Texas Genco and TWCC, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby mutually agree as follows:

               1.      Certain Capital Expenditures.

               (a)      With respect to TWCC’s performance of its obligations under the LSA consistent with the standard of care of a reasonable mine operator, Texas Genco agrees to pay (i) reasonable third party cash expenses, including applicable sales taxes; and (ii) all of TWCC’s cash costs (“TWCC Costs”), in each case as incurred or payable by TWCC for the capital projects and expenditures described in the current forecast on Exhibit A for the Second Interim Period (collectively, the “Covered Capital Expenses”). In the event of new or unforeseen capital requirements, such as those resulting from major dragline repair or equipment failure, the parties will make reasonable adjustments to Covered Capital Expenses on Exhibit A.

               (b)       TWCC shall continue to supervise all work related to the Covered Capital Expenses as described in Exhibit A. Texas Genco (or its representatives) shall have the right to monitor the progress of the projects described in Exhibit A and TWCC shall provide Texas Genco (or its representatives) with reasonable access to the work site and subcontractors or employees performing the work as reasonably necessary to conduct such monitoring; specifically, TWCC shall designate representatives at the Mine through whom Texas Genco shall communicate any and all requests and coordinate any and all on site visits provided the visits shall not impede work at the Mine. TWCC shall confer with Texas Genco, if requested, to review the work performed or to be performed and TWCC shall give due consideration to recommendations of Texas Genco (including its consultants) and to the extent such recommendations do not result in additional expense or Texas Genco agrees to reimburse TWCC for such expense, and such requests are commercially reasonable, TWCC shall give effect to such recommendations, subject to the right of TWCC, as owner of the mine, to control all matters affecting health and safety, regulatory compliance, environmental protection, hiring and terminating employees and contractors, reputation and standing in the community and the mining industry, meeting obligations to parties other than TGN, and prudent management of operations and resources. Texas Genco representatives shall at all times be escorted at the Mine by TWCC designated personnel (unless otherwise agreed to by a TWCC designated representatives) and on-site visits and other requests shall not impede work at the Mine. TWCC shall solicit competitive bids to perform such work, except as otherwise agreed by the parties. TWCC shall not be required to obtain Texas Genco’s prior approval for any specific Covered Capital Expense related to any capital project so long as the projected total expenditures for such capital project does not exceed 110% of the estimated amount of Covered Capital Expenses specified in Exhibit A for such capital project. In the event that the projected Covered Capital Expenses related to a capital project would exceed 110% of the estimated Covered Capital Expenses for such capital project as specified in Exhibit A, TWCC shall provide Texas Genco with revised cost projections for such capital project, and Texas Genco shall not be obligated to pay such additional expenses unless and until it expressly agrees in writing to do so; provided, however, that TWCC may exceed 110% of the estimated Covered Capital Expenses with respect to a capital project without the consent of Texas Genco if TWCC bears the cost of such excess amount.

               (c)      TWCC shall use commercially reasonable efforts to cause all subcontractors and vendors to perform their work in conformity with all provisions hereof. No subcontractor or vendor is intended to be, or shall be deemed to be, a third-party beneficiary of this Letter Agreement. Nothing contained herein shall create any contractual relationship between any subcontractor or vendor and Texas Genco with respect to the work, products or services being provided to TWCC by such subcontractor or vendor.

               (d)      TWCC shall cause its subcontractors and vendors to issue invoices in the name of TWCC for the portion of the work performed by such subcontractor or provided by such vendor. TWCC shall review the payment (including the identification of any disputes regarding such requested payment) of all invoices for services performed by such subcontractors and vendors. TWCC shall not approve any invoice for payment that is not otherwise due and payable in accordance with the terms of the applicable subcontract (including, without limitation, the applicable milestone or progress payment schedule, if any, set forth in such subcontract).

               (e)           TWCC will pay invoices in respect of Covered Capital Expenses directly to the applicable subcontractor or vendor in accordance with the terms of such invoice. Twice each month during the Second Interim Period, TWCC shall forward such invoices to Texas Genco, and Texas Genco will reimburse TWCC for the payment on the invoices by wire transfer within 15 days from the date of receipt of relevant documentation by Texas Genco. In the case of TWCC Costs, TWCC will send an invoice to Texas Genco as such expenses are incurred but no more frequently than twice a month, and Texas Genco will pay such invoices by wire transfer within 15 days from the date such invoices are received by Texas Genco. Texas Genco shall have, and TWCC shall afford to Texas Genco, reasonable audit rights with respect to all Covered Capital Expenses invoiced to or paid or reimbursed by Texas Genco.

               (f)      Notwithstanding anything to the contrary herein or in the LSA (including the Interim Agreement), Texas Genco shall not be responsible for paying or reimbursing TWCC’s expenses in connection with its performance under the LSA (including the Covered Capital Expenses) except as expressly provided above, unless the parties hereto shall mutually agree otherwise in their sole and absolute discretion. Without limiting the foregoing sentence, and notwithstanding anything herein to the contrary, the following are specifically excluded from Covered Capital Expenses and shall remain the liability of TWCC with no right to collect any portion thereof from Texas Genco: (i) any liabilities, expenses or obligations of TWCC (or any of its affiliates) incurred prior to July 1, 2005 or in connection with goods or services rendered prior to July 1, 2005; (ii) any liability to a third party in connection with litigation or settlement in anticipation of litigation of any type of claim at any time; (iii) any costs incurred as a result of the negligence, gross negligence or willful misconduct of TWCC; (iv) any penalty or fine imposed by any governmental authority for any failure of TWCC to comply with any applicable law; or (v) any liability, expense or loss incurred by TWCC or any of its affiliates in connection with any Covered Capital Expenses other than expenses payable to third parties and TWCC Costs.

               2.      The Parties agree to extend the Lignite Fuel Surcharge Term (as defined in the Surcharge Agreement) to include the period from September 11, 2005 to December 31, 2005 (the “Second Interim Period”), with the Lignite Fuel Surcharges (as defined in the Surcharge Agreement) with respect to the Second Interim Period to be calculated in accordance with the Surcharge Agreement; provided, however, that, with respect the Second Interim Period, (a) the “actual” PPI component (both preliminary and final) used in the calculation of the Lignite Fuel Surcharge shall be equal to 105% of such actual PPI, as provided by and defined in the Surcharge Agreement; (b) Section 13 of the “Lignite Surcharge Calculation Notes” to Annex A of the Surcharge Agreement shall be disregarded when calculating the Lignite Fuel Surcharge for any month or partial month in the period from September 11, 2005 and December 31, 2005; and (c) notwithstanding anything to the contrary in the Surcharge Agreement, or the exhibits thereto, the actual escalation multiplier for the lignite fuel inventory component of the Lignite Fuel Surcharge (as set forth in Annex A to the Surcharge Agreement and the notes thereto) shall be deemed to be 0.10 for each of the months (or partial months) in the period from August 1, 2005 to December 31, 2005. Except as expressly provided in the proviso to the preceding sentence, all penalties associated with deliveries specified in the LSA (including the Surcharge Agreement) shall remain in effect during the Second Interim Period. The payments to be made by Texas Genco pursuant to this paragraph are referred to hereafter as the “Interim Surcharge Payments”.

               3.      TWCC acknowledges and agrees that Texas Genco is under no obligation under the LSA to agree to pay the Covered Capital Expenses, the Interim Surcharge Payments, or the Special Management Fee (defined below) and that Texas Genco’s agreement to pay such amounts is being made entirely in its discretion in response to statements from TWCC that it is unwilling to incur such expenses and in consideration of the representations, warranties and covenants of TWCC contained in this Letter Agreement, the Surcharge Agreement and the Interim Agreement. TWCC further acknowledges and agrees that, except as expressly stated in the LSA, it is not entitled to, and Texas Genco is under no obligation whatsoever to grant, any increase or renegotiation of amounts payable to TWCC under the LSA (or modification of the agreed upon formulae or procedures for calculating such amounts), and this Letter Agreement, the Surcharge Agreement and the Interim Agreement shall not under any circumstances be construed to evidence any contrary understanding between the parties hereto. In particular, and without limiting the foregoing, Texas Genco shall have no obligation to agree to any further extension of the Lignite Fuel Surcharge Term or any of TWCC’s other rights under this Letter Agreement, the Interim Agreement or the Surcharge Agreement, including with respect to reimbursement of its capital or other cash expenses incurred or payable by it in connection with its performance of its obligations under the LSA.

               4.      The parties have agreed upon a schedule of monthly deliveries for the Second Interim Period set forth on Exhibit B hereto, and TWCC shall deliver lignite to Texas Genco during the Second Interim Period in accordance with the volumes set forth on such schedule and the other terms and conditions of the LSA. The Parties have agreed upon targeted inventory levels for the Second Interim Period set forth on Exhibit C hereto, and TWCC shall use commercially reasonable efforts during the Second Interim Period to maintain lignite inventories in accordance with the volumes set forth on such schedule and the other terms and conditions of the LSA.

               5.      TWCC and Texas Genco agree that their representatives shall meet on a regular basis, as necessary, for the purpose of discussing possible mutually agreeable amendments to the provisions of the LSA, including the provisions thereof governing pricing and quantity; provided, however, that neither party will be under any legal obligation of any kind whatsoever with respect to any such amendments by virtue of this letter agreement or otherwise. By November 1, 2005, each Party shall provide to the other Party information regarding the market for 8400 Btu/lb SPRB coal for any portion of the period from January 1, 2008 through December 31, 2010, including any purchases and sales entered into by such Party (or its affiliates) in the six-month period ending on such date. A party may comply with such requirement by providing the annual blended average pricing. Further, Texas Genco shall provide blended average pricing for its rail transportation costs for 2008, 2009 and 2010 with regards to transportation to its W.A. Parish and Limestone Electric Generating Stations. For the avoidance of doubt, the nothing in this Paragraph 5 is intended to modify or supercede any provisions in the 1999 Settlement Agreement relating to price determinations. Each party reserves the right, in its sole discretion, to reject any and all proposals which may be made by the other party or any representative thereof, and to terminate discussions and negotiations with the other party at any time concerning such amendments. Nothing herein shall be deemed to constitute a waiver by either party of any rights of such party under the LSA. TWCC shall keep confidential and not disclose any information related to coal or rail transport pricing or operational information pertaining to LEGS provided to it by Texas Genco in accordance with this paragraph, paragraph 11 and paragraph 12.

               6.      The LSA remains in full force and effect and the parties hereby ratify and confirm the LSA as binding and sustaining obligations in accordance with its terms. Upon execution of an amendment to the LSA by TWCC and Texas Genco, if any, this Letter Agreement shall be superseded and have no further legal effect.

               7.      This Letter Agreement shall be governed by the laws of the State of Texas without giving effect to the conflicts of law principles thereof.

               8.      This Letter Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

               9.      Neither Party shall have any liability to the other Party with respect to Section 1(g) of the Interim Agreement.

               10.      In addition to the remuneration provided by the LSA and the other provisions of this Letter Agreement, Texas Genco agrees to pay TWCC a special management fee of $[**] per mmBtus of lignite delivered by TWCC to Texas Genco per the LSA (as modified by the Letter Agreement) during 2005 (the “Special Management Fee”). The Special Management Fee shall be payable so long as TWCC complies with and does not breach the terms of the LSA and this Letter Agreement. If TWCC breaches the LSA or this Letter Agreement, and such breach is not cured within 30 days or longer if by mutual agreement, then no further Special Management Fee, including any portion thereof which has been earned but not yet paid, shall be due or payable. Such Special Management Fee shall be paid as follows: i) For the Second Interim Period, TWCC shall include the Special Management Fee on its regular invoices for lignite deliveries; ii) For the period from January 1, 2005 through September 10, 2005, TWCC shall invoice Texas Genco for 75% the Special Management Fee applicable to deliveries during that period promptly upon execution of this Letter Agreement, and Texas Genco shall pay 33-1/3% of such invoice on the second business day following receipt of the invoice, and 33-1/3% on each of the first business days of October and November, and TWCC shall invoice the remaining 25% of the Special Management Fee applicable to such period on or about November 15, 2005, which invoice shall be paid by Texas Genco on the first business day of December.

               11.      Notwithstanding any provision to the contrary in the LSA, for the remaining term of the LSA, TWCC hereby waives all of its rights of first refusal (“ROFR”) under the 1999 Settlement Agreement or otherwise under the LSA to supply any fuel requirements (other than lignite) of LEGS beyond 89 tBtus per year (the “ROFR Volume”) to be delivered per mutually agreed monthly and daily delivery schedules, or any lesser annual ROFR Volume to which the parties may mutually agree to in accordance with the LSA. In accordance with such waiver, TWCC agrees that in any year Texas Genco may burn any fuel (other than lignite except in cases when other fuel sources are threatened by strikes, natural disasters, or similar unanticipated disruption or in the event Texas Genco reasonably believes TWCC cannot or will not meet its lignite delivery obligations per the LSA) obtained from any other source that LEGS may need in excess of 89 tBtus, per year or any lesser annual ROFR Volume to which the Parties may agree, without offering TWCC an opportunity to supply such additional fuel needs of LEGS. TGN shall provide information to TWCC on any purchases made pursuant to this paragraph.

               12.      Without regard to the annual Commitment volumes agreed to from time to time by the parties under the LSA, Texas Genco shall be free during the remaining term of the LSA to purchase and stockpile at the LEGS site as much fuel for use at LEGS, and at such times, as Texas Genco may elect in its sole discretion (any such stockpiled fuel or fuel purchased for purposes of stockpiling is referred to herein as “Reserve Fuel”) and TWCC hereby waives all rights of first refusal it may have under the 1999 Settlement Agreement or otherwise under the LSA to supply lignite to Texas Genco in place of Reserve Fuel; provided, however, that the existence and availability of such Reserve Fuel (x) shall not limit Texas Genco’s obligation in any year to purchase from TWCC an amount of lignite equaling the then annual Commitment agreed to by the Parties in accordance with the LSA, (y) shall be disregarded for purposes of establishing Commitment levels and pricing under the LSA, and (z) shall be disregarded for purposes of calculating the quantitiy of fuel to which TWCC’s right of first refusal applies, which shall be not less than 89 tBtus per year or such lesser ROFR Volume as may be agreed upon by the parties. TGN shall provide information to TWCC on any purchases made pursuant to this paragraph.

               13.      TWCC hereby represents and warrants that information contained in the exhibits hereto is, to its knowledge, (i) with respect to historical information, true and correct in all material respects, and (ii) with respect to projections and estimates, prepared in good faith using assumptions believed to be reasonable and appropriate.

               14.      Texas Genco expressly reserves all rights and remedies it may have available to it under or with respect to the LSA (including the Surcharge Agreement and the Interim Agreement) for any breaches or defaults by TWCC of its representations, warranties and covenants contained therein, whether available to Texas Genco under contract, at law or in equity, and, except as expressly agreed to in writing by Texas Genco, neither any delay by Texas Genco in asserting any such claims, nor Texas Genco’s entry into this Letter Agreement or any prior agreement, including the Surcharge Agreement and the Interim Agreement, shall be deemed a waiver of any such rights or remedies.

               15.      If the parties have not agreed upon an amendment to the LSA prior to December 31, 2005, then the Second Interim Period shall be extended and Texas Genco shall continue to pay Special Management Fees until the earlier of (i) December 31, 2007, or (ii) the date on which the parties execute an amendment to the LSA that supersedes this Letter Agreement; provided, however, that Exhibits A, B & C shall be supplemented quarterly (in advance) based on the mine plan presented to Texas Genco by TWCC in June of 2005 with such modifications as may be agreed upon by the Parties from time to time (the “New Mine Plan”), and provided further that the Special Management Fee shall increase to $[**]/mmBtu on January 1, 2006 and to $[**]/mmBtu on January 1, 2007.

               16.      In the event no such superseding amendment to the LSA is entered into by the Parties prior to December 31, 2005, then the following procedures shall apply with respect to the calendar years following 2007, notwithstanding any provisions to the contrary in the 1999 Settlement Agreement:

               (a)      Eighteen months prior to the first day of each calendar year commencing with 2008 (each, a “Relevant Year”), or as soon thereafter as possible, Texas Genco shall submit its proposals for the components it is obligated to calculate pursuant to Section D of the 1999 Settlement Agreement (a “Price Proposal”).

               (b)      Not later than 60 days after receipt by TWCC of a Price Proposal, the Parties shall negotiate in good faith to agree upon the Redetermined Price for the Relevant Year. Section D.6 of the 1999 Settlement Agreement is hereby amended by replacing the word “Upon” at the beginning of the second sentence with the phrase “Within 10 business days of”.

               (c)      If the Parties cannot agree upon a Redetermined Price for the Relevant Year within the 60-day period referred to in the foregoing subclause (b), either Party may commence arbitration in accordance with the LSA to resolve the dispute and establish the Redetermined Price for such Relevant Year. If such an arbitration proceeding is commenced and it extends beyond the first day of the Relevant Year, then, for the period from the first day of such Relevant Year until the Redetermined Price is determined, (i) Texas Genco shall continue to pay for lignite delivered per the contract price applicable to 2007 (without giving effect to the [**] of $[**] per million Btu applicable in 2007) plus the Lignite Fuel Surcharges and a Special Management Fee of $[**]/mmBtu (adjusted monthly to take into account increases (or decreases) in the PPI, if any, since December 1, 2007), and (ii) TWCC shall continue to deliver lignite in accordance with lignite delivery schedules for the Relevant Year based on the New Mine Plan but which amounts shall not exceed the ROFR Volume (applied on a pro rata basis) unless otherwise agreed by the Parties. In the event that the foregoing sentence applies, upon determination of a final Redetermined Price for the Relevant Year by an arbitrator or by agreement between the Parties, the Parties shall make a retroactive economic adjustment with respect to the deliveries of lignite made by TWCC to Texas Genco on and after the first day of the Relevant Year. The Parties shall meet and confer regarding selection of arbitrators in accordance with Section H.2(e) of the 1999 Settlement Agreement and, in the event no agreement is reached by April 1, 2006, either Party may commence the procedures for selection of arbitrators by a neutral body as specified in Section H.2(f) of the 1999 Settlement Agreement.

               (d)      Not later than 10 business days following determination of the Redetermined Price, whether by agreement or arbitration, TWCC shall designate the annual Commitment for the Relevant Year, which designated annual Commitment shall not exceed the lesser of (i) the ROFR Volume for such Relevant Year as adjusted from time to time in accordance with this Paragraph 16 or (ii) the lignite delivery volumes contemplated by the New Mine Plan for such Relevant Year, unless the Parties agree otherwise. The amount so designated by TWCC is herein referred to as the “Initial Designation” for the Relevant Year, and the maximum amount TWCC could designate pursuant to this provision is referred to as the “Maximum Designation” for the Relevant Year.

               (e)      If and when Texas Genco seeks to purchase any fuel for LEGS to supply the difference, if any, between the Initial Designation and the Maximum Designation (such difference, the “Uncovered Requirement”), TWCC shall have the ROFR specified in Section D.18 of the 1999 Settlement Agreement (as modified in Paragraph 16(f) below) with respect to such fuel purchases; provided, however, that if TWCC exercises its ROFR with respect to lignite delivery volumes for the applicable Relevant Year not later than 180 days after final determination of the Redetermined Price, TWCC shall have the option (the “Price Option”) to charge the Redetermined Price instead of the applicable exercise price of such ROFR for the portion (in aggregate) of such lignite (the “Eligible Volume”) delivered pursuant to the exercise by TWCC of the ROFR equal to the lesser of (i) the Initial Designation for such Relevant Year and (ii) the Uncovered Requirement for such Relevant Year. Notwithstanding anything to the contrary in this Paragraph 16(e), the Price Option for a given Relevant Year shall not apply to any portion of the Uncovered Requirement if the ROFR is not exercised within 180 days of the date on which the final Redetermined Price is determined for such Relevant Year. For any portion of the Uncovered Requirement to which the Price Option does not apply due to the passage of 180 days, only the ROFR shall apply.

               (f)      For each Relevant Year after 2008, the ROFR Volume shall equal the lesser of (i) the ROFR Volume for the immediately preceding Relevant Year, (ii) the sum of (A) the Initial Designation for the immediately preceding Relevant Year and (B) the volumes, if any, TWCC elects to deliver to Texas Genco pursuant to the ROFR (whether priced at the relevant ROFR price or pursuant to the Price Option) during the immediately preceding Relevant Year, or (iii) the sum of the volumes actually delivered pursuant to (A) the Initial Designation for the immediately preceding Relevant Year and (B) the volumes, if any, TWCC elects to deliver to Texas Genco pursuant to the ROFR (whether priced at the relevant ROFR price or pursuant to the Price Option) during the immediately preceding Relevant Year.

               (g)      Beginning in January 2006, the Parties shall negotiate together in good faith to simplify and streamline the current LSA, especially the lignite pricing mechanics, information sharing and related dispute resolution processes set forth in the 1999 Settlement Agreement.

               17.      For the avoidance of doubt, except as expressly modified by this Letter Agreement, the provisions of the LSA remain in full force and effect.

               18.      Notwithstanding any confidentiality provisions in the LSA to the contrary, the Parties and their respective parent entities may disclose the LSA and this Letter Agreement to a third party for the purposes of obtaining or attempting to obtain financing or the sale of equity; provided however any such third party (and its outside consultants or counsel) shall be required to agree in writing to accord such information confidential treatment consistent with the confidentiality provisions of the LSA.

[Signature Page Immediately Follows this Page]

If you agree to the terms of this Letter Agreement, please sign below and return the letter to Texas Genco by close of business on September 21, 2005.

Very truly yours,

TEXAS GENCO II, LP

By: New Genco GP, LLC, its general partner

By:  /s/ Jack Fusco
Name: Jack Fusco
Title: President

Accepted and agreed this 21st th day of September, 2005.

TEXAS WESTMORELAND COAL CO.

By:  /s/ Mark K. Seglem
Name: Mark K. Seglem
Title: VP/GM

Exhibit A

Forecast $
	Project #	July	Aug	Sept	Oct	Nov	Dec	TOTAL
CIVIL DEVELOPMENT
Fn Haul Road D01-F Diversion	05-02	[**]	[**]	[**]				[**]
F-1 Haul Road	05-03		[**]	[**]				[**]
DL 26 Walkway (C to F)	05-05	[**]	[**]	[**]	[**]			[**]
F-3 Haul Road	05-30	[**]	[**]					[**]
Accelerated Pond 28 Modification					[**]	[**]	[**]	[**]

RELOCATIONS
Area F Powerline - TXU	05-32		[**]	[**]	[**]			[**]

MAJOR/SUPPORT EQUIPMENT
Replacement Car (1)	TWCC	[**]						[**]
Pump/Barges	05-10		[**]	[**]				[**]
1/0 Pump Cable	TWCC				[**]			[**]
2/0 DL Trailing Cable (2000')	05-12	[**]						[**]
Tools	TWCC	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Boring Bore	05-17				[**]			[**]
OH Crane Remote	05-17				[**]			[**]
Engine Replacements	05-18	[**]	[**]	[**]	[**]		[**]	[**]
Welder	05-19					[**]		[**]
8750 DL Pendant Lines (1 set)	TWCC		[**]			[**]		[**]
8750 DL Bucket-Used	05-21		[**]	[**]				[**]
Fire Suppression Unit	05-22				[**]			[**]
Replace DL27 Bullgear	05-31	[**]						[**]
DL28 Center Pin Replacement	05-33		[**]	[**]				[**]
DL28 Propel Gear replacement *	05-36			[**]	[**]			[**]

OFFICE & COMPUTER EQUIPMENT
Plotter	TWCC						[**]	[**]

LANDS
Surface & Imprv/Damages	05-27		[**]					[**]
FM39 ROW	05-28		[**]					[**]

Grand Total - Exhibit A		[**]	[**]	[**]	[**]	[**]	[**]	[**]

* - Item was added after agreement was signed.

Exhibit B

Monthly Delivery Schedule for the Second Interim Period

The agreed to Lignite Delivery Schedule for the Second Interim Period is as follows:

2005	TBtus
July	8.060
August	8.080
September (through Sept. 10)	2.541
Sept. 11 - end	5.082
October	7.920
November	7.624
December	7.786

Note: As of August 31, 2005, lignite deliveries exceed annual commitment by 0.29 TBtu. Monthly deliveries for September through December may need to be reduced, to obtain total annual committed sales of 89.07 TBtus.

Exhibit C
Projected Inventory Levels

Month	Tons
September	154,800
October	248,800
November	321,400
December	426,300